EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-154364) pertaining to The Scotts Miracle-Gro Company of our report dated June 24, 2026, with respect to the financial statements of The Scotts Company LLC Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2025.

/s/ MEADEN & MOORE, LTD.
Cleveland, Ohio
June 24, 2026